UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 9, 2005

eFunds Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-31951	39-1506286

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Gainey Center II, Suite 300, 8501 North Scottsdale Road, Scottsdale, Arizona	85253

(Address of principal executive offices) Registrant’s telephone number, including area code: 480.629.7700	(Zip Code)

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 9, 2005, eFunds Corporation, a Delaware Corporation (“the Company”), Marlin Transaction Corporation, a wholly owned subsidiary of the Company (“Merger Sub”), and Wildcard Systems, Inc. (“Wildcard”), entered into an Agreement and Plan of Merger (“the Agreement”). Pursuant to the Agreement, at the closing, Merger Sub will merge with and into Wildcard, with Wildcard as the surviving corporation. As a result of the contemplated merger, Wildcard will become a wholly owned subsidiary of the Company.

The aggregate merger consideration to be paid at the closing is $228.8 million subject to a holdback arrangement. An additional payment may be made in the second quarter of 2007 if Wildcard achieves certain revenue objectives during the 2006 calendar year. The maximum amount payable in respect of this earn-out is $58.8 million. An additional payment may also be made based upon the performance of certain contracts in 2006. The transaction is expected to close in early July 2005. The Company intends to fund this acquisition through its available cash resources and bank financing.

Prior to the entering into this Agreement, the Company and Wildcard signed a distribution agreement in 2004 pursuant to which the Company acts as a distributor of Marlin’s products and services.

The forgoing discussion is qualified in its entirety by the terms and conditions contained in the Agreement attached as Exhibit 2.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed herewith:

2.1 Agreement and Plan of Merger, dated June 9, 2005

99.1 Press Release, dated June 9, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eFunds Corporation
June 14, 2005	By:	/s/ George W. Gresham
		Name:	George W. Gresham
		Title:	Chief Financial Officer